Exhibit 10.24

CYMER, INC.

EXECUTIVE OPTION, BONUS AND

GROUP HEALTH COVERAGE EXTENSION PROGRAM

SECTION 1.         PURPOSE

This Executive Option, Bonus and Group Health Coverage Extension Program (the “Program”) is designed to provide Eligible Executives (as defined herein) with certain benefits (as described herein) as of the time at which such Eligible Executive retires and ceases to serve the Company (as defined herein) on a Full-Time (as defined herein) basis on the terms and conditions set forth herein.

SECTION 2.         EFFECTIVE DATE

This Program was adopted by the Board of Directors of the Company on August 22, 2001 originally effective as of December 1, 2001, and most recently amended and restated as of November 14, 2007.

SECTION 3.         DEFINITIONS

(a)           “CAUSE” means, with respect to a particular Eligible Executive, the occurrence of any of the following: (i) such Eligible Executive’s conviction of any felony or any crime involving fraud or dishonesty which has a material adverse effect on the Company and/or its affiliates; (ii) such Eligible Executive’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its affiliates; (iii) conduct by such Eligible Executive which, based upon a good faith and reasonable factual investigation, demonstrates such Eligible Executive’s gross unfitness to serve; (iv) such Eligible Executive’s violation of any fiduciary duty or duty of loyalty owed to the Company and/or its affiliates; (v) such Eligible Executive’s breach of any material term of any material contract between such Eligible Executive and the Company and/or its affiliates which has a material adverse effect on the Company and/or its affiliates; (vi) such Eligible Executive’s repeated violation of any material Company policy which has a material adverse effect on the Company and/or its affiliates; (vii) the Eligible Executive’s violation of state or federal law in connection with the performance of the Eligible Executive’s job which has a material adverse effect on the Company and/or its affiliates; (viii) such Eligible Executive’s death or Disability; or (ix) such Eligible Executive’s repeated neglect of duties or substandard performance that is not cured within fifteen (15) days following notice of such neglect or deficient performance.  The determination that a termination is for Cause shall be by the Committee, as applicable, in its sole and exclusive judgment and discretion.

(b)           “COMMITTEE” means the Committee established by the Company’s Board of Directors (and any delegatee(s) of such Committee) to administer this Program in accordance with its terms.

(c)           “COMPANY” means Cymer, Inc., and any successor entity following a merger, reverse merger, the sale of all or substantially all of the assets, or similar transaction with respect to Cymer, Inc.

(d)           “DISABILITY” means the Executive is prevented from performing his duties to the Company by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.

(e)           “ELIGIBLE EXECUTIVE” means any Executive or former Executive who the Committee determines, in its sole and exclusive discretion, satisfies each of the following conditions as of the Separation Date:

(i)            is in good standing with the Company,

(ii)           the Company does not have grounds to terminate the Executive for Cause,

(iii)         voluntarily retires from employment with the Company,

(iv)          either (A) voluntarily relinquishes all options that are unvested and unexercised as of the Separation Date and any other unvested equity awards for which the shares subject to such awards have not yet been issued as of the Separation Date which were granted to such Executive within the one-year period prior to such voluntary retirement, or B) has an individual employment agreement with the Company that otherwise provides for full acceleration of vesting of Executive’s unvested equity awards as of the Separation Date.

(v)            satisfies either of the following service conditions:

(A)          Ten (10) consecutive Years of Service on a Full-Time basis (at least five (5) of which were as an Executive) and the attainment of age fifty-five (55); or

(B)           Fifteen (15) consecutive Years of Service on a Full-Time basis (at least five (5) of which were as an Executive) and the attainment of age fifty (50).

(f)            “EXECUTIVE” means an Officer, the Chief Technical Officer, the Chief Technical Advisor or the Chief Intellectual Property Counsel of the Company.

(g)           “FULL-TIME” means, with respect to a particular Eligible Executive, he or she is scheduled to work forty (40) or more hours per week, or such hours as required by a Committee-approved succession plan as described in subsection 4(a) herein.

(h)           “GROUP HEALTH PLAN” means a plan offered by the Company that provides medical, dental and/or vision coverage to the Company’s employees, but does not include an Internal Revenue Code Section 125 health care reimbursement plan.

(i)            “HEALTH BENEFIT PERIOD” means the twelve (12) month period following the Eligible Executive’s Separation Date.

(j)            “OFFICER” means, with respect to the Company, a person who is an officer within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)           “PARTICIPANT” means an Eligible Executive who has fulfilled the requirements of Section 4 herein.

(l)            “SEPARATION DATE” means the effective date of the Eligible Executive’s retirement from Full-Time status with the Company; provided that such retirement also qualifies as a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations and other guidance thereunder.

(m)          “SERVICE DATE” means the Eligible Executive’s first date of employment with the Company.

(n)           “YEAR OF SERVICE” means a full year (i.e., a period of twelve complete months) of service completed by an Eligible Executive, and “Years of Service” means, with respect to such Eligible Executive, the number of Years of Service measured from such Eligible Executive’s Service Date to such Eligible Executive’s Separation Date, but excluding any monthly period during which Executive is not employed by the Company.

SECTION 4.         DEPARTURE AND ENTITLEMENT REQUIREMENTS.

As a condition to becoming a Participant and receiving any of the benefits pursuant to this Program, the Eligible Executive must satisfy each of the following:

(a)           Successfully complete an approved succession planning process (the exact length and satisfaction of which shall be determined by the Committee in its sole and exclusive discretion) prior to such Eligible Executive’s Separation Date to ensure a smooth transition following such Eligible Executive’s retirement from the Company;

(b)           Within the time period set forth therein, but in no event later than forty-five (45) days following termination of employment, the Eligible Executive must provide the Company with a Release and Waiver of Claims (in the form attached hereto as Exhibit A (the “Release and Waiver”) or such other form of Release and Waiver as may be required by the Company), and such Release and Waiver must become effective in accordance with its terms; and

(c)           On or before such Eligible Executive’s Separation Date, enter into a Consulting Agreement with the Company (in the form attached hereto as Exhibit B, as amended by the Company from time to time), a copy of which shall be provided to Eligible Executives upon the distribution of this Program.

SECTION 5.         PARTICIPATION AND BENEFITS.

An Eligible Executive who timely signs and returns an executed Consulting Agreement and an effective Release and Waiver as described in Section 4 shall become a Participant as of the later of the effective date of the Consulting Agreement and the Release and Waiver, and, subject to the terms and conditions of the Consulting Agreement, shall be entitled to the following:

(a)           Service as a consultant to the Company for a term of four (4) years from the Separation Date;

(b)           Remuneration in the amount of one thousand dollars ($1,000.00) per month during the term of the Consulting Agreement, which amounts shall accrue and be paid on a monthly basis within thirty (30) days of the Company’s receipt of the monthly invoice for such consulting services; provided, however, that no payments of such remuneration shall be made any earlier than six (6) months after the Separation Date to the extent necessary to satisfy the distribution requirements of Internal Revenue Code Section 409A(a)(2)(B);

(c)           Continued vesting of stock options and other equity awards during the term of the Consulting Agreement pursuant to the terms and conditions of the applicable Company stock option plan and stock option agreement (not including the stock options and other equity awards voluntarily relinquished as a condition to receiving benefits under this Program, if applicable);

(d)           An extension of the period in which such Participant or, in the event of such Participant’s death, such Participant’s beneficiary or beneficiaries may exercise such Participant’s options following such Participant’s termination of service with the Company to a date that is the earlier of: (i) ninety (90) days from end of the term of the Consulting Agreement, or (ii) the expiration of the maximum term of the option;

(e)           Continued availability of the AYCO Company for financial services at Consultant’s own expense; and

(f)            Continue vesting during the term of the Consulting Agreement of eligible bonus under the Executive 3-Year Cash Bonus Program, Long-Term Incentive Bonus Plan and any successor plan to such plans; and

(g)           The Company will pay the premiums for coverage under the Company’s Group Health Plan(s) for the Participant, Participant’s spouse, and Participant’s eligible dependent children during the Health Benefit Period.  As a condition to the benefits provided herein, the Participant must waive (and not revoke such waiver) any and all rights under Title X of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985 and Section 4980B of the Internal Revenue Code of 1986.  The Participant, Participant’s spouse, and Participant’s dependent children, acknowledge and agree that by accepting the Group Health Plan premium payments provided by the Company during the Health Benefit Period they are waiving such COBRA rights.  Following the Health Benefit Period, the Participant, Participant’s spouse, and Participant’s eligible dependent children, may participate in the Company’s Group Health Plan by paying for such coverage at the Company’s Group Health Plan retirement group rate in effect at the time such payment is due, until the earlier of: (1) the date the Participant or the Participant’s spouse reaches age sixty-five (65) or becomes entitled to Medicare coverage (Part A or Part B), (2) the Participant, Participant’s spouse, or Participant’s dependent children cease to pay their applicable premiums for coverage under the applicable Group Health Plan, or (3) the Participant, Participant’s spouse, or Participant’s dependent children, as applicable, otherwise cease to satisfy the eligibility requirements of the applicable Group Health Plan.

Notwithstanding the foregoing, following the Health Benefit Period the Company shall have no obligation to permit the Participant, the Participant’s spouse, or the Participant’s eligible dependent children, to participate in the Company’s Group Health Plan at the Company’s retirement group rate, if such Participant,  Participant’s spouse, or Participant’s eligible dependent children, otherwise become eligible for coverage under another health plan. The Company shall have no obligation to continue the Participant’s, the Participant’s spouse, or the Participant’s eligible dependent children coverage if the Company ceases to sponsor a Group Health Plan.

The Company agrees that, in the event of the death of the Participant during the term of the agreement, the Participant’s surviving spouse and the Participant’s eligible dependent children covered under the Company’s Plan at the time of the Participant’s death, shall be eligible to participate in the Company’s Group Health Plan until they cease to be eligible to participate in the Company’s Group Health Plan as described in this Section.  No further provisions in this agreement are made available to a Participant’s surviving spouse or the Participant’s dependent children.

(h)           Notwithstanding the foregoing, to the extent that there is any conflict between the terms set forth in this Program and the terms of the Consulting Agreement attached hereto (or as amended by the Company from time to time), the terms of the Consulting Agreement shall control.

(i)            Notwithstanding anything to the contrary set forth herein, if the Eligible Executive is entitled to a greater benefit under any individual employment agreement than a benefit provided under this Program, the Eligible Executive will receive the greater benefit provided under such individual employment agreement in lieu of the lesser benefit provided under this Program, as well as any additional benefits provided under this Program not included in such individual employment agreement.

SECTION 6.         COMMITTEE

The Committee is empowered to construe and interpret the provisions of the Program and to decide all questions of eligibility for benefits under this Program and shall make all determinations, interpretations and decisions with respect to this Program and the benefits provided hereunder in its sole and absolute discretion which shall be conclusive and binding upon all persons.  The Committee may at any time delegate to any other named person or body, or reassume therefrom, any of its responsibilities or administrative duties with respect to this Program.

SECTION 7.         AMENDMENT

Except as otherwise provided in this Section 7, the Company reserves the right to amend this Program at any time and from time to time.  Any modification or other amendment of this Program shall be only in writing and signed by the Chief Executive Officer of the Company.  No such amendment of the Plan shall impair the rights of an Executive or former Executive who has fulfilled the age and service requirements of either subsection 3(e)(i) or 3(e)(ii) herein unless (i) the Company requests the consent of such person and (ii) such person consents in writing.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Executive Option, Bonus and Group Health Coverage Extension Program, to which this Release and Waiver is attached, I, [EXECUTIVE], hereby furnish CYMER, INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

In consideration for the benefits and other consideration provided under the Executive Option, Bonus and Group Health Coverage Extension Program, I hereby release the Company and its directors, officers, employees, shareholders, agents, attorneys, predecessors, successors, affiliates, and assigns from any and all claims, liabilities, or obligations, whether they are known or unknown to me, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date I sign this Release and Waiver.  This general release includes, but is not limited to: (1) all claims directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all contractual claims, including claims for breach of contract, wrongful termination, or breach of the covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, and emotional distress; and (5) all federal, state, and local statutory claims including claims for discrimination, harassment, or other claims arising under the federal Civil Rights Act of 1964, as amended, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the California Fair Employment and Housing Act, and the California Labor Code.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADA and Title X of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985 and Section 4980B of the Internal Revenue Code of 1986 relating to continuation coverage and conversion rights, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.

Date:	By:
[EXECUTIVE]

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement is entered into between                       (the “Consultant” and CYMER, INC. (the “Company”) effective                          .

WITNESSETH

WHEREAS, Consultant retired from his position of                                          with the Company effective                      and Consultant’s last day of employment with the Company will be                                  (the “Separation Date”);

WHEREAS, the Company believes Consultant possesses significant skills and knowledge in Consultant’s area of expertise of [                            ] and can provide valuable consulting services to the Company and Consultant wishes to provide such services to the Company;

WHEREAS, the Company and Consultant have agreed that Consultant will provide consulting services as provided herein, pursuant to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.             CONSULTING ENGAGEMENT.

1.1          Engagement of Services.  Consultant is hereby engaged by the Company in the capacity of Consultant to the President of the Company for a period of four years from the Separation Date or until such earlier date as this Agreement is terminated pursuant to Section 4 below. (“Consulting Engagement”).  During the Consulting Engagement, Consultant shall render such services in connection with the business of the Company as may reasonably be requested from time to time by the President of the Company or his designee, and Consultant shall utilize his best efforts, skills and talents in the performance of those services.  Consultant shall be available to perform such services, at such times and locations as shall be mutually convenient to Consultant and the Company.

1.2          Prohibition Against Use Or Disclosure Of Proprietary And Confidential Information. Consultant acknowledges and agrees to abide by his continuing obligations under the Proprietary Agreement he signed with the Company on                      (“Proprietary Agreement”), a copy of which is attached hereto as Exhibit A.  In addition, Consultant agrees as a condition of this Agreement to execute and comply with the Consultant Non-Disclosure Agreement (“Consultant Non-disclosure Agreement”), a copy of which is attached hereto as Exhibit B.

1.3          Limitations On Other Activities.     During the Consulting Engagement, Consultant will not directly or indirectly (whether for compensation or without compensation), as an individual proprietor, partner, stockholder, officer, Consultant, consultant, director, joint

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venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business activity that is competitive with the business of the Company, (“Competitive Activity”). For purposes of the Agreement, “Competitive Activity” shall be defined as obtaining employment, performing work or providing services to Komatsu, Lambda Physik, Ushio, SVGL, GigaPhoton, Applied Materials, Nikon, Canon, or ASML (or any related corporation, partnership, or other related entity).  These Competitive Activities are in addition to the limitations on Consultant’s activities set forth in his Consultant Non-Disclosure Agreement and they are considered by the parties to constitute a reasonable restriction for the purpose of protecting the business of the Company.  However, if any such limitation is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

2.             COMPENSATION.

2.1          As compensation for Consultant’s services as a consultant hereunder for services rendered during the Consulting Engagement, the Company shall pay Consultant a fee of one thousand dollars ($1,000.00) per month, which amounts shall accrue and be paid on a monthly basis within thirty (30) days of the Company’s receipt of the monthly invoice for such consulting services.  To be entitled to the consulting fee, the Consultant must provide such monthly invoice within thirty (30) days following the close of the month for which such consulting services were rendered.  Notwithstanding the foregoing, no consulting services payments shall be made any earlier than six (6) months after the Separation Date to the extent necessary to satisfy the distribution requirements of Internal Revenue Code Section 409A(a)(2)(B).

2.2          In addition to such compensation, the Company will reimburse Consultant for travel and other out-of-pocket costs reasonably incurred by him in the course of performing services under this Agreement; provided, however, that the Company shall not be obligated hereunder unless (i) the Company has agreed in advance to reimburse such costs, and (ii) Consultant provides the Company with appropriate receipts or other relevant documentation for all such costs as part of any submission by him for reimbursement.

2.3          Consultant acknowledges and agrees that he is not entitled to and will not receive any fees or other items of value in connection with either his Consulting Engagement or any of his other obligations under Section 1 of this Agreement, except as expressly set forth above.

3.             BENEFITS.

3.1          Provided Consultant satisfies the eligibility criteria stated in Section 4 of the Executive Option, Bonus and Group Health Coverage Extension Program (the “Program”), Consultant will be entitled to the benefits stated in Section 5 of the Program.

4.             RIGHT TO TERMINATE.  The Company has the right to terminate this Agreement only upon written notice to Consultant in the event that (a) Consultant breaches any of his continuing obligations under the Proprietary Agreement he signed on                      ; (b) Consultant

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commences a Competitive Activity in violation of Section 1.3 of this Agreement, (c) Consultant’s death, or (d) Consultant becomes disabled during the Consulting Engagement with a disability that prevents Consultant from performing his obligations hereunder for a period of greater than twelve (12) months. Consultant may terminate this Agreement upon thirty (30) days written notice to Company.

5.             INDEPENDENT CONTRACTOR STATUS.

5.1          Independent Contractor Status.  It is understood and agreed that Consultant is an independent contractor and not an Consultant, agent, joint venturer or partner of the Company, and Consultant agrees not to hold himself out as, or give any person reason to believe that he is, a Consultant, agent, joint venturer or partner of the Company.

5.2          Consultant’s Responsibility for Tax Payments.  As an independent contractor, Consultant is responsible for paying all required state and federal taxes and insurance.  In particular, the Company will not withhold FICA (Medicare and Social Security) from Consultant’s payments, make state or federal unemployment insurance contributions on behalf of Consultant, withhold state and federal income tax from Consultant’s payments, make disability insurance contributions on behalf of Consultant, or obtain workers’ compensation insurance on behalf of Consultant.  Consultant will indemnify the Company against any liability for any of the payments or withholdings described in this Section 5.2.

5.3          Office Space; Support Services.  The Company shall provide Consultant with office space and secretarial support if and when Consultant is performing services under this Agreement on the Company’s premises, should he desire to utilize them.

6.             MISCELLANEOUS.

6.1          Confidentiality.  Consultant shall hold the provisions of this Agreement in strictest confidence and not publicize or disclose them in any manner whatsoever; provided, however, that Consultant may disclose this Agreement to his immediate family, attorneys, accountants, tax preparers and financial advisers, provided the person to whom he intends to make such disclosure first agrees to be bound by this provision, and he may also disclose this Agreement insofar as such disclosure is required by law.

6.2          Binding Effect; Non-Assignability.  The rights and obligations of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s services, Consultant may not assign or delegate his consulting obligations under this Agreement either in whole or in part without the prior express written consent of an authorized officer of the Company.

6.3          Complete Understanding; Modification.  Effective the date first stated above, Consultant’s Employment Agreement with the Company is no longer of any force or effect.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between the parties hereto with respect to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises and representations.  Any modification or amendment of this Agreement shall be effective only if in writing and signed by Consultant and an authorized officer of the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[CONSULTANT NAME]	CYMER, INC.

Date Signed:	Dated Signed:

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EXHIBIT A

PROPRIETARY AGREEMENT

EXHIBIT B

CONSULTANT NON-DISCLOSURE AGREEMENT